Exhibit 4.3

Translation

Supplementary Agreement

Party A: China Bioway Biotech Group Co., Ltd.

Legal address: No. 39, Shangdi Xi Road, Haidian District, Beijing

Party B: Sinovac Biotech Co., Ltd.

Legal address: No. 39, Shangdi Xi Road, Haidian District, Beijing

Whereas Party A and Party B signed the Lease Contract on August 12, 2004 whereby Party A lets Workshop 2 and Section 3 of Research & Development Center in Peking University Biological Park, No. 39, Shangdi Xi Road, Haidian District, Beijing (hereinafter referred to as the “Property”) to Party B, the two parties have reached the following agreement on the advance payment of rent under the Lease Contract:

1.	Party B agrees to advance the two-year rent from November 12, 2004 to November 11, 2006 according to the applicable provisions of the Lease Contract.

2.	According to Section 3.5 of the Lease Contract, the amount that Party B shall advance to Party A after the two-year rent is discounted at the current lending rate of commercial banks shall be RMB 2,632,210.

3.	Date of payment: within five business days after the effective date of this Agreement.

4.	If the Lease Contract is terminated before November 12, 2004, Party A shall refund the advanced rent in full to Party B. If the Lease Contract is terminated between November 12, 2004 and November 11, 2006, Party A shall deduct the fees actually incurred and refund the balance of the advanced rent to Party B.

5.	The Agreement is an integral part of the Lease Contract and has the same legal effect as the Lease Contract.

6.	This Agreement will take effect upon the execution by the two parties.

7.	This Agreement is in duplicate with Party A and Party B holding one copy each. The two copies are equally binding.

Party A: China Bioway Biotech Group Co., Ltd. (Seal)

Legal representative (authorized representative): (Signed)

Party B: Sinovac Biotech Co., Ltd. (Seal)

Legal representative (authorized representative): (Signed)

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